Exhibit 99

Press Release Source: Horizon Offshore, Inc.

Horizon Offshore Secures First Contract in West Africa

HOUSTON, Oct. 9 /PRNewswire-FirstCall/ -- Horizon Offshore, Inc. (Nasdaq: HOFF) in association with its Nigerian affiliate, Horizon Offshore (Nigeria) Ltd., has been awarded a major portion of Chevron Nigeria Ltd.'s Escravos Offshore Pipeline and Structural Installation 2-year Program (with an option for an additional year). Works are due to commence in late December 2002 or early January 2003.

Horizon's pipelay barge, the Brazos Horizon, mobilized from the Gulf of Mexico and has arrived in Nigerian waters. The Company has established a Marine Support Base in Port Harcourt to support this contract, with its Nigerian main offices located in Lagos. Horizon is actively bidding other work throughout the West Africa region. In addition to its Nigerian organization, it maintains offices and representation in Luanda, Angola.

"We are very excited about the award of this contract as it emphasizes our commitment to West Africa, which has been part of our international expansion plan since our IPO," stated Bill Lam, President and Chief Executive Officer of Horizon Offshore.

Horizon Offshore, Inc., and its subsidiaries provide marine construction services to the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, and Latin America. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.

Among the factors that could cause actual results to differ materially are industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects, and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representation by Horizon or any other person that the projected outcomes can or will be achieved.